Exhibit 99.1
TranS1 Inc. Reports Operating Results for the Third Quarter of 2007
Third Quarter Highlights:
469 TranS1 procedures performed
Revenues increased 217% to a record $4.3 million compared to the third quarter of 2006
Gross margin was 82.6%
Non-GAAP loss per share of $0.11
WILMINGTON, NC — (PRIME NEWSWIRE)—November 8, 2007—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine, today announced its financial results for the third quarter ended September 30, 2007.
Revenues were $4.3 million in the third quarter of 2007, representing a 217% increase over revenues of $1.4 million in the third quarter of 2006. Gross margin was 82.6% in the third quarter, an increase from 75.6% in the third quarter of 2006.
Operating expenses were $5.9 million in the third quarter compared to $3.7 million in the third quarter of 2006. The increase in operating expenses is primarily attributable to an increase in sales and marketing costs as a result of the continued build-out of the direct sales force and increased commissions as a result of increased sales. Additionally, general and administrative costs increased due to the addition of personnel and increased legal and professional fees.
Net loss applicable to common shareholders was $2.2 million and $2.4 million for the quarters ended September 30, 2007 and 2006, respectively. GAAP loss per common share was $0.87 in the third quarter compared to a net loss per share of $0.99 in the third quarter of 2006.
For the quarter ended September 30, 2007, on a non-GAAP basis, adjusting for non-cash stock compensation expense and the assumed conversion of preferred stock into common stock in connection with the company’s recently completed public offering, net loss was $0.11 per common share based upon 13,342,577 weighted average common shares outstanding as compared to a net loss of $0.18 per common share based upon 13,213,940 weighted average common shares in the prior year period.
Cash, cash-equivalents and short-term investments were $7.4 million as of September 30, 2007. In October, TranS1 completed its initial public offering of 6,325,000 shares, inclusive of the underwriter’s full exercise of its over-allotment option. The shares were sold for $15.00 per share, resulting in net proceeds to the company of approximately $86.2 million.

Richard Randall, President and Chief Executive Officer of TranS1 said, “We are happy to report record third quarter revenues. These results reflect the continued adoption of our technology in the marketplace. Our recent IPO has provided us with the financial resources to grow our sales and marketing team and build upon our success.”
For the nine months ended September 30, 2007 revenues were $11.5 million, an increase of 226% from $3.5 million in the comparable prior year period.
The net loss for the nine months ended September 30, 2007 was $6.3 million or $2.54 per common share in 2007 compared to a net loss of $7.0 million or $2.89 per common share in 2006.
On a non-GAAP basis, adjusting for non-cash stock compensation expense and the assumed conversion of preferred stock into common stock in connection with the company’s recently completed initial public offering, net loss was $0.34 per common share based upon 13,288,002 weighted average common shares outstanding for the nine months ended September 30, 2007 as compared to a net loss of $0.53 per common share based upon 13,212,193 weighted average common shares in the prior year period
Conference Call
TranS1 will host a conference call today at 4:30 pm EST to discuss the results. To listen to the conference call on your telephone, please dial 877-591-4958 for domestic callers and 719-325-4909 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 Web site at www.trans1.com under the investor relations section.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation and include the assumed conversion of preferred stock to common stock. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation and the assumed conversion of preferred stock to common stock is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.

About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products — the AxiaLIF® and the AxiaLIF 360º™ in the US and Europe. In addition the company currently markets a two-level fusion product — the AxiaLIF 2L™ in Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, including without limitation, Mr. Randall’s statement regarding the growth of the sales and marketing team, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1.

TranS1, Inc.
Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Revenue	$4,327	$1,367	$11,514	$3,528
Cost of revenue	754	334	2,213	949

Gross profit	3,573	1,033	9,301	2,579

Operating expenses:
Research and development	1,320	1,025	3,599	3,118
Sales and marketing	3,780	2,368	10,616	6,318
General and administrative	812	293	1,895	917

Total operating expenses	5,912	3,686	16,110	10,353

Operating loss	(2,339)	(2,653)	(6,809)	(7,774)
Interest income	125	248	468	776
Other income(expense)	—	—	—	—

Net loss	$(2,214)	$(2,405)	$(6,341)	$(6,998)

Net loss per common share - basic and diluted	$(0.87)	$(0.99)	$(2.54)	$(2.89)

Weighted average common shares outstanding - basic and diluted	2,549	2,421	2,495	2,419

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$14	—	$40	—
Research and development	179	—	378	—
Sales and marketing	400	—	1,117	—
General and administrative	121	—	239	—

	$714	—	$1,774	—

Reconciliation of Third Quarter Results
(in thousands, except per share amounts)
(Unaudited)

	2007	2006
GAAP net loss	$(2,214)	$(2,405)
Stock based compensation	714	—

Non-GAAP net loss	$(1,500)	$(2,405)

Shares used in computing GAAP loss per share	2,549	2,421
Assumed conversion of preferred stock to common stock	10,793	10,793

Shares used in computing non-GAAP loss per share	13,342	13,214

Non-GAAP loss per share	$(0.11)	$(0.18)

Reconciliation of Year-To-Date Results
(in thousands, except per share amounts)
(Unaudited)

	2007	2006
GAAP net loss	$(6,341)	$(6,998)
Stock based compensation	1,774	—

Non-GAAP net loss	$(4,567)	$(6,998)

Shares used in computing GAAP loss per share	2,495	2,419
Assumed conversion of preferred stock to common stock	10,793	10,793

Shares used in computing non-GAAP loss per share	13,288	13,212

Non-GAAP loss per share	$(0.34)	$(0.53)

TranS1, Inc.
Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,304	$5,034
Short-term investments	2,067	9,928
Accounts receivable	3,822	1,620
Inventory	3,703	2,080
Prepaid expenses and other assets	1,600	230

Total current assets	16,496	18,892
Property and equipment, net	1,115	1,112

Total assets	$17,611	$20,004

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,842	$843
Accrued expenses	1,667	601

Total current liabilities	3,509	1,444

Preferred stock	40,089	40,089
Stockholders’ equity (deficit):
Common stock	—	—
Additional paid-in capital	2,666	820
Notes receivable for common stock	—	(38)
Accumulated deficit	(28,653)	(22,311)

Total stockholders’ equity (deficit)	(25,987)	(21,529)

Total liabilities and stockholders’ equity (deficit)	$17,611	$20,004

TranS1, Inc.
Statements of Cashflows
(in thousands)
(Unaudited)

	Nine Months Ended Sept. 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(6,341)	$(6,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	410	151
Stock-based compensation	1,774	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,199)	(384)
Increase in inventory	(1,623)	(1,120)
(Increase) decrease in prepaid expenses	(1,368)	(71)
Increase (decrease) in accounts payable	1,001	237
Increase in accrued liabilities	1,062	329

Net cash used in operating activities	(7,284)	(7,856)

Cash flows from investing activities:
Purchase of property and equipment	(414)	(384)
Purchases of short-term investments	(2,783)	(10,130)
Sales of short-term investments	10,644	8,090

Net cash proved by (used in) investing activities	7,447	(2,424)

Cash flows from financing activities:
Proceeds from issuance of common stock	107	—

Net cash provided by financing activities	107	—

Net increase (decrease) in cash and cash equivalents	270	(10,280)
Cash and cash equivalents, beginning of period	5,034	20,544

Cash and cash equivalents, end of period	$5,304	$10,264

CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 410-321-9651
mark.klausner@westwickepartners.com
Source: TranS1 Inc.